                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                              SCHEDULE 13G


                 Under the Securities Exchange Act of 1934


                           Aehr Test Systems
-----------------------------------------------------------------------
                            (Name of Issuer)


                             Common Stock
-----------------------------------------------------------------------
                    (Title of Class of Securities)


                              00760J108
-----------------------------------------------------------------------
                           (CUSIP Number)


                                 November 26, 2014
-----------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /   Rule 13d-1(b)
/X/   Rule 13d-1(c)
/ /   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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Schedule 13G                                                Page 2 of 5

CUSIP No. 00760J108
          ---------

-----------------------------------------------------------------------
  (1)  Names of Reporting Persons.
       Mukesh Patel
-----------------------------------------------------------------------
  (2)  Check the Appropriate Box if a Member of a Group        (a)  / /
       (b)  / /
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  (3)  SEC Use Only
-----------------------------------------------------------------------
  (4)  Citizenship or Place of Organization   United States
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Number of                  (5)  Sole Voting Power   644,673
Shares                     --------------------------------------------
Beneficially               (6)  Shared Voting Power   0
Owned by                   --------------------------------------------
Each                       (7)  Sole Dispositive Power   644,673
Reporting                  --------------------------------------------
Person With                (8)  Shared Dispositive Power   0
-----------------------------------------------------------------------
  (9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        644,673
-----------------------------------------------------------------------
 (10)  Check if the Aggregate Amount in Row (9) Excludes Certain
       Shares
-----------------------------------------------------------------------
 (11)  Percent of Class Represented by Amount in Row (9)5.0%
-----------------------------------------------------------------------
 (12)  Type of Reporting Person (See Instructions)
       IN
-----------------------------------------------------------------------




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Schedule 13G                                                Page 3 of 5

Item 1.
  (a)  Name of Issuer:
       Aehr Test Systems

  (b)  Address of Issuer's Principal Executive Offices:
       400 Kato Terrace, Fremont, CA 94539

Item 2.
  (a)  Name of Person Filing:   Mukesh Patel

  (b)  Address of Principal Business Office or, if none, Residence:
       8624 White Oak Ct, Pleasanton, CA  94588

  (c)  Citizenship:   United States

  (d)  Title of Class of Securities:   Common Stock

  (e)  CUSIP Number:   00760J108

Item 3. If this statement is filed pursuant to Rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

  (a)  / /  Broker or Dealer registered under Section 15 of the Act
            (15 U.S.C. 78o).
  (b)  / /  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
  (c)  / /  Insurance company as defined in Section 3(a)(19) of the Act
            (15 U.S.C. 78c).
  (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
  (e)  / /  An investment adviser in accordance with Rule 240.13d-
            1(b)(1)(ii)(E);
  (f) / / An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
  (g) / / A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
  (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
  (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
  (j)  / /  Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

  (a)  Amount beneficially owned:  644,673 *

  (b)  Percent of class:  5.0%

  (c)  Number of shares as to which such person has:

      (i)  Sole power to vote or to direct the vote  644,673

     (ii)  Shared power to vote or to direct the vote   0


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Schedule  13G                                               Page 4 of 5

    (iii)  Sole power to dispose or to direct the disposition of  644,673

     (iv)  Shared power to dispose or to direct the disposition of 0

*consists of (i) 23,929 shares held by Mukesh Patel, (ii) 455,676 shares held by The Patel Family Partners, LP and (iii) 5,000 shares held by Mukesh A Patel & Harsha M Patel TR The Patel Revocable TR U/A/D 6/6/2002((iv) 160,068 Options exercisable as of 60 days from December 8, 2014.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following   / /.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Inapplicable

Item 8.  Identification and Classification of Members of the Group

         Inapplicable

Item 9.  Notice of Dissolution of Group

         Inapplicable

Item 10. Certifications

         Inapplicable


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Schedule 13G                                                Page 5 of 5



                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            December 8, 2014
                                            -----------------------------
                                                        Date


                                            /S/ Mukesh Patel
                                            -----------------------------
                                                      Signature


                                            Mukesh Patel, Individual
                                            -----------------------------
                                                      Name/Title


                                            December 8, 2014
                                            -----------------------------
                                                        Date


                                            /S/ Mukesh Patel
                                            -----------------------------
                                                      Signature


                                            The Patel Family Partners, LP
                                            -----------------------------
                                             Mukesh Patel,General Partner

                                            December 8, 2014
                                            -----------------------------
                                                        Date


                                            /S/ Mukesh Patel
                                            -----------------------------
                                                      Signature


                                            Mukesh A Patel & Harsha M Patel
				            TR The Patel Revocable TR U/A/D
				            6/6/2002
                                            -----------------------------
                                             Mukesh Patel,Trustee